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Amarantus BioSciences

Engineered Skin Substitute (ESS) Valuation Assessment

Prepared by: DP Analytics, a division of Destum Partners

May 2018

Strictly Confidential

This Report has been prepared by Destum Partners, Inc. and is intended for Amarantus and is created for the use and benefit of Amarantus only ("the Company").

The material in this Report is based upon information obtained by Destum Partners, Inc. from sources it deems to be reliable. Neither the Company nor Destum Partners, nor any of their respective partners, directors, officers, employees or agents, makes any representation or warranty, expressed or implied, as to the accuracy or completeness of this Report or any of its contents, and no legal commitments or obligations shall arise by reason of this Report or its contents.

In this Report, certain documents and other material are described in summary form. The summaries do not purport to be complete nor necessarily, accurate descriptions of the full agreements involved, nor do they purport to constitute a legal analysis of the provisions of the documents. Photocopying or other duplication of this document is prohibited. This Report shall not constitute an indication that there has been a change in the business or affairs of the Company since the date of its preparation.

Executive Summary

Revenue and clinical costs impact the value of ESS significantly due to its proximity to launch

Forecast:

- Engineered Skin Substitute (ESS) is projected to launch in 2023 following Phase 3 clinical trials in both adults and children
- ESS is expected to generate revenue for twelve (12) years, reaching peak annual net revenue of $102M
- Although competition is expected to enter the market, we do not anticipate any product substantially impacting sales

Value:

- Retaining and developing ESS internally to realize a near-term value inflection following Phase 3 completions:
    - $43M spend is required to realize value inflection – value increase from $5.6M to $69M in the U.S.
- Possibility of receiving a Priority Review Voucher (PRV) represents significant value contribution to ESS
    - Net Present Value (NPV) of receiving a PRV after FDA approval (H1 2023) is $29M

ESS Value Allocation


U.S.
EMEA
APAC
PRV
13%
11%
5%
70%
$41.7M

ESS Global Value	
Source	**H1 2018**
U.S.	$5.6M
EMEA	$4.6M
APAC	$2.2M
PRV	$29.3M
Total	**$41.7M**

ESS Overview

Epidemiology

There are ~2,000 >50% Total Body Surface Area (TBSA) burn patients in the U.S. annually



ESS Treatable Patient Population (U.S.)
800,000
700,000
600,000
500,000
400,000
300,000
200,000
100,000
-
10%
10%
25%
Burns Requiring Medical Attention
Burns Requiring Hospitalization
Burns Greater than 30% TBSA
Burns Greater than 50% TBSA

Total U.S. Treatable Patient Population (2018) = 2,000

- Each year, in the United States, between 500,000 and 1.1 million burn injuries require some level of medical attention[1, 2]
  - Consensus data indicates that around 10% of burn patients requiring medical attention also require some form of hospitalization
- Research shows approximately 3 – 20% of these hospitalized patients are treated for burns covering at least 30% TBSA[1, 4]
  - Of these remaining patients, approximately 25% have >50% TBSA burns
- There is a significant mortality rate, 35 -50%, for subgroups with high TBSA burns due to lack of available, healthy donor harvest sites[1, 4]
- Based on historic sales of approved burn graft products, 30% of revenue can be attributed to pediatric patients[2]

1. PermaDerm Due Diligence Report 2. Vericel 2017 10K Filing 3. Regenicin Investor Presentation
4. Vericel Corporate Presentation

Competitive Landscape

Although not many products are currently being developed for thermal burns, older devices with proven track records are still prominent in the treatment algorithm

Sponsor	Asset	Indication	Phase	Enrollment	Study Length (years)
Stratatech, a Mallinckrodt Company	StrataGraft Skin Tissue	Adult Thermal Burns (<50% TBSA)	Phase 3 NCT03005106	70	2.5
MediWound Ltd	NexoBrid	Pediatric Thermal Burns (1-30% TBSA)	Phase 3 NCT02278718	160	4.5
MediWound Ltd	NexoBrid	Adult Thermal Burns (1-30% TBSA)	Phase 3 NCT02148705	175	5
Cytori Therapeutics	Adipose-derived Regenerative Cells (ADRCs)	Adult Thermal Burns (20-50% TBSA)	Phase 1 NCT03435172	30	2
Arteriocyte, Inc.	Autologous Platelet Rich Plasma (PRP) Gel (Magellan® Bio-Bandage™)	Adult Thermal Burns (<25% TBSA)	Phase 1 NCT02169362	36	4

1. ClinicalTrials.gov

Approved Products

With few FDA-approved and/or pre-market approved burn products available, research suggests an improved product would be widely adopted

Company	Product	Asset Description	Indication	FDA Approval
Integra LifeSciences	Integra® Dermal Regeneration Template	an advanced skin replacement matrix, designed to provide immediate wound closure and permanent regeneration of the dermis	the post-excisional treatment of life threatening full-thickness or deep partial-thickness thermal injuries	1996
Vericel	Epicel	an aseptically processed wound dressing composed of autologous keratinocytes grown ex vivo in the presence of proliferationarrested, murine (mouse) fibroblasts	adults and pediatric patients who have deep dermal or full thickness burns comprising a total body surface area greater than or equal to 30%	1998
Avita Medical	ReCell®	an autologous suspension composed of the patient's own cells and wound-healing factors necessary to regenerate natural healthy skin	the treatment of deep full-thickness (third-degree) burns comprising a total body surface area less than or equal to 50%	2017*

**under a FDA Compassionate Use Investigational Device Exemption (IDE) program*

- Although the following approved products are still largely used in practice due to their proven track-records, research indicates that a new product, with the benefits Engineered Skin Substitute (ESS) has shown, would be a significant improvement for severe burn treatment[1]

1. PermaDerm Due Diligence Report 2. Industry Reports

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Competitor Profile: Epicel

Amarantus BioSciences

Epicel (cultured epidermal autografts), a humanitarian use device (HUD), is the only FDA-approved autologous epidermal product available for large total surface area burns

<table>
<tr><th colspan="2">Epicel</th></tr>
<tr><td>Company</td><td>Vericel (previously known as Aastrom Biosciences, Inc.)</td></tr>
<tr><td>FDA Approval</td><td>October 2007 (label broadened to include pediatric use in February 2016)</td></tr>
<tr><td>Indication</td><td>Indicated for use in adult and pediatric patients who have deep dermal or full thickness burns comprising a total body surface area greater than or equal to 30%</td></tr>
<tr><td>Dosage and Administration</td><td>Epicel consists of sheets of proliferative autologous keratinocytes, ranging from 2 to 8 cell layers thick, and is referred to as a cultured epidermal autograft. Each graft of Epicel is attached to petrolatum gauze backing with titanium surgical clips and measures approximately 50 cm 2 in area</td></tr>
<tr><td>Historic Efficacy Results</td><td>Epicel Database (10/2007 to 06/2015): Patient Demographics and Survival Data in Pediatric and Overall Population
<table>
<tr><th></th><th colspan="2">Overall</th><th colspan="2">Pediatric patients</th></tr>
<tr><th></th><th>Total Treated Patients n</th><th>Survived n (%)</th><th>Total Treated Patients n</th><th>Survived n (%)</th></tr>
<tr><td>Number of Patients</td><td>402</td><td>327 (81.3)</td><td>120</td><td>106 (88.3)</td></tr>
<tr><td>Sex</td><td></td><td></td><td></td><td></td></tr>
<tr><td>Male n (%)</td><td>293 (72.9)</td><td>238 (81.2)</td><td>85 (70.8)</td><td>74 (87.1)</td></tr>
<tr><td>Female n (%)</td><td>101 (25.1)</td><td>81 (80.2)</td><td>32 (26.7)</td><td>29 (90.6)</td></tr>
<tr><td>No Data n (%)</td><td>8 (2.0)</td><td>-</td><td>3 (2.5)</td><td>-</td></tr>
<tr><td>Mean Age (yrs ± SD)</td><td>32.0 ± 17.1</td><td>-</td><td>12.2 ± 7.0</td><td>-</td></tr>
<tr><td>Mean TBSA[1] (% ± SD)</td><td>66.0 ± 17.6</td><td>-</td><td>66.4 ± 18.7</td><td>-</td></tr>
</table>
[1] TBSA: Total Body Surface Area including third degree burn area.</td></tr>
<tr><td>Safety/Tolerability</td><td>
• The mortality from all causes was 13% before hospital discharge
• Warnings/precautions: Hypersensitivity Reactions, Squamous Cell Carcinoma (SCC), Blood and Organ Donations and Infectious Agent Transmissions
• Most common adverse events: infection, graft shear, blister, drainage, sepsis, graft detachment, and renal failure</td></tr>
</table>

1. Epicel FDA Directions of Use

ESS vs Epicel

Despite both being autologous products, ESS has distinct clinical and regulatory advantages

ESS:

- Complete use of autologous cells drastically reduces graft rejection risk

- Altered-biologics and tissue-engineered products (TEPs) benefit from structured clinical pathways, development incentives and reduced restrictions

- ESS regrows both the epidermis and dermis layers enabling the graft to grow with the patient as they age

Both:

- Autologous-based, full-thickness burn treatments indicated for >30% TBSA burns

- Vastly reduced need for donor site contribution

Epicel:

- Use of murine (mouse) fibroblasts increases chance that host rejects graft

- Humanitarian Use Devices (HUDs) must abide by strict marketing and sales limitations and obtain certain exemptions should they wish to fully commercialize

- Epicel helps only with regeneration of the epidermis potentially requiring dermal grafts and reconstructive surgery later on

1. Epicel FDA Directions of Use

Market Dynamics

In 2017, the addressable market for >40% TBSA burns in the U.S. was estimated to be $120M[1]


Epicel Annual U.S. Net Sales
Sales (USD)
Millions
$20
$18
$16
$14
$12
$10
$8
$6
$4
$2
$-
2014
2015
2016
2017

2014	2015	2016	2017
$9,563,000	$15,242,000	$15,512,000	$18,858,000


U.S. Addressable Burn Market
16%
84%
Epicel Market Share
Addressable Market

- According to Vericel's estimates, Epicel was able to capture 16% of the U.S. >40% TBSA market in 2017
- Remaining market share is attributable to autografts and other collagen/glycosaminoglycan (C-GAG) products
- Revenue is subject to seasonal fluctuations, mostly associated with the use of heating elements during the colder months, with higher use occurring in the winter months of the first and fourth quarters

1. Vericel Corporate Presentation 2018 2. Vericel 2017 10K Filing 3. PermaDerm Due Diligence Report

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Pricing & Reimbursement

Amarantus BioSciences

Based upon comprehensive research into 8-10 major US insurance plans, 80-100% reimbursement for ESS can be achieved[1]

- Overall, costs escalate for major burn cases because of repeated admissions for reconstruction and rehabilitation
    - In the United States, current annual estimates show that more than $18 billion is spent on specialized care of patients with severe burn injuries
- Under Medicare, Medicaid, and many commercial payers, tissue regenerative products are reimbursed as part of the inpatient payment amount; however, some commercial insurers may provide additional reimbursement outside of the prospective rate[1]

Drug	Manufacturer	Indication	Price per Patient
Epicel	Vericel	Adult and Pediatric Thermal Burns (>30% TBSA)	$150,000 - $200,000
ESS	Amarantus	Adult and Pediatric Thermal Burns (>50% TBSA)	$200,000

- Destum has chosen Epicel as a pricing benchmark since it is both autologous-based and indicated for burns greater than 30% TBSA, as well as, the consideration that the products share similar manufacturing processes
    - Destum assumes a price point of $200k per patient based on a superior product profile and, on average, larger patient burn surface to cover

1. PermaDerm Due Diligence Report

ESS Forecast

Forecast Assumptions

Destum Partners utilized the following forecast assumptions for ESS:

	Destum Assumption	Rationale/Source
Forecast Period	2023 – 2034 (12 years)	Destum utilized a 12 year forecast to show revenue projections of ESS until projected patent expiration in 2034
Patient Population	2,000 >50% TBSA burn patients in the U.S. in 2018 (1% annual growth rate)	Source: PermaDerm Due Diligence Report Vericel 2017 10K Filing Vericel Corporate Presentation 2017
IP/Exclusivity	IP/exclusivity through 2034	Biologics Price Competition and Innovation Act (BPCIA) allows for 12 years of market exclusivity starting after product approval
Patient Share	20% peak patient share, 4 years post launch (2026)	Destum assumes a 20% peak patient share for ESS based off of actual patient share of Epicel
Annual WAC price	$200,000 (growing at 3% inflation)	Based on the target product profile, Destum assumes that ESS will be able to secure comparable pricing to Epicel
Gross to Net Calculation	80% of Sales	Destum assumption based on industry standards

ESS Patient Share

According to Vericel's annual SEC filing, Epicel was used to treat ~100 patients in 2017 – Destum utilized this benchmark to calculate ESS peak patient share

Patient Share Methodology[1,2]

- Estimated Treatable Population = 2,000
- 2017 Epicel Patients = ~100
- Total Epicel Patient Share = ~5%
- Vericel notes that their relatively small patient share can be attributed to only having 1 - 5 sales representatives assigned to Epicel
- Destum believes that the superior product profile of ESS combined with an equally efficient sales force will allow ESS to reach a peak patient share of 20% four years into commercialization



ESS Patient Share
Patient Share
25%
20%
15%
10%
5%
0%
7%
12%
16%
20%
20%
20%
20%
20%
19%
18%
17%
16%
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
2033
2034

**Patient share deteriorates as improved products enter the market*

Patient Profile

- Although age can vary, the typical patient is young and has suffered full thickness burns due to occupational, household or auto accidents, trash burning with gasoline, inappropriate use of space heaters or carelessness with flammable materials[1]

1. Vericel 2017 10K Filing 2. Vericel Corporate Presentation 2018

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ESS Forecast

Amarantus BioSciences

Destum Partners utilized the following forecast for ESS:

	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034
Burns Requiring Medical Attention	840,808	849,216	857,708	866,285	874,948	883,698	892,535	901,460	910,475	919,579	928,775	938,063
Burns Requiring Hospitalization (10%)	84,081	84,922	85,771	86,629	87,495	88,370	89,253	90,146	91,047	91,958	92,878	93,806
Burns Greater than 30% TBSA (10%)	8,408	8,492	8,577	8,663	8,749	8,837	8,925	9,015	9,105	9,196	9,288	9,381
Burns Greater than 50% TBSA (25%)	2,102	2,123	2,144	2,166	2,187	2,209	2,231	2,254	2,276	2,299	2,322	2,345
Patient Share	7%	12%	16%	20%	20%	20%	20%	20%	19%	18%	17%	16%
Patients Treated	147	255	343	433	437	442	446	451	432	414	395	375
Price (3% Inflation)	$231,855	$238,810	$245,975	$253,354	$260,955	$268,783	$276,847	$285,152	$293,707	$302,518	$311,593	$320,941
Gross Product Revenue	$34,115,444	$60,840,508	$84,389,840	$109,738,438	$114,160,897	$118,761,581	$123,547,673	$128,526,644	$127,020,955	$125,185,168	$122,995,123	$120,425,248
Net Product Revenue (80% Gross-Net)	**$27,292,355**	**$48,672,406**	**$67,511,872**	**$87,790,751**	**$91,328,718**	**$95,009,265**	**$98,838,138**	**$102,821,315**	**$101,616,764**	**$100,148,134**	**$98,396,098**	**$96,340,198**

ESS Revenue Forecast

Graphical representation of Engineered Skin Substitute U.S. gross and net revenue projections:



Assumes competitor approval
USD Millions
$140
$120
$100
$80
$60
$40
$20
$-
Gross to Net = 80%
CAGR = 11%
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
2033
2034
Gross Product Revenue
Net Product Revenue

Valuation Assessment

Commercial Expenses

Destum utilized the following commercial assumptions for the asset valuation (rNPV):

EXPENSE	ASSUMPTION	SOURCE/RATIONALE
SG&A and Marketing	30% of Sales	Based on comparable companies
COGS	40% of Sales	Vericel, Integra, Avita 2017 10k Filings
Distribution Expense	2% of Sales	Industry Standard
Legal & Consulting Expense	1% of Sales	Industry Standard
Pharmacovigilance	1% of Sales	Industry Standard
Gross to Net Calculation (rebates, discounts, etc.)	80% of Sales	Destum assumption based on industry standards
Tax Rate	21%	U.S. Corporate Tax Rate

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Clinical Development Plan

Amarantus BioSciences

Destum utilized ongoing clinical trials as benchmarks for ESS phase 3 clinical development. Destum assumes that ESS will launch in 2023

Event	2018		2019		2020		2021		2022		2023	
	H1	H2	H1	H2	H1	H2	H1	H2	H1	H2	H1	H2
Phase 3 - Adults		$16.7M										
Phase 3 - Pediatric		$16.7M										
BLA Filing									BLA FILING			
Launch											LAUNCH	

- Phase 3 - Adults program will enroll ~100 patients at $167K per patient = $16.7M
- Phase 3 – Pediatric program will enroll ~100 patients at $167K per patient = $16.7M
- The FDA waives filing fees for drugs with Orphan Drug Designation; therefore, Destum has taken out the $2M filing fee
- Destum added launch costs of $10M for ESS at the start of commercialization

1. NexoBrid BARDA Phase 3 Funding

Risk Assessment

59.6% of achieving FDA approval based on ESS's current stage of development

Discount Rate

13%

Event	Other Single Event Success[1]	Orphan Non-Oncology Single Event Success Rate[1]	*Average Single Event Success Rate**	*Cumulative Success to Approval*
Phase 3 to FDA Filing	71.1%	72.9%	***72%***	***59.6%***
FDA Filing to FDA Approval	80.4%	85.1%	***82.8%***	***82.8%***

- Single event success rates reflect industry average probabilities of successfully completing each event
- Cumulative success refers to the probability of successfully completing all events in sequence
- ***Destum utilized average single event success rates for other (includes dermatology, ophthalmology, allergy, etc.) and orphan (non-oncology) programs to accurately assign risk to ESS**

1. *Nature Reviews Drug Discovery* Volume13, pages 419–431 (2014)

rNPV Value

Utilizing the risk-adjusted net present value (rNPV) methodology, the value of ESS for >50% TBSA burn patients is $5.6M in the U.S.

ESS Program rNPV (U.S. Only): **$5.6M**

Value Allocation by Territory:

	U.S.	EMEA*	APAC*
Estimated Burn Care Market Share[1]	45%	37%	18%
rNPV Extrapolation (EMEA & APAC)	$5.6M	$4.6M	$2.24M
TOTAL rNPV	$12.4M		

**TechNavio explicitly states for EMEA and APAC that the EU5 and China/Japan are the largest contributors, respectively*

1. *Global Burn Market Segmentation.* TechNavio. 2016.

Value Change Over Time

ESS rNPV value change over time and significant value inflection point


VALUE CHANGE OVER TIME
(U.S. ONLY)
Asset Value ($mm)
$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
$-
$6
$6
$11
$17
$22
$29
$35
$42
$69
$73
$94
H1 2018
H2 2018
H1 2019
H2 2019
H1 2020
H2 2020
H1 2021
H2 2021
H1 2022
H2 2022
H1 2023

Value Inflection Point	Phase 3 Complete
rNPV at Inflection Point	$69M
Time to Inflection Point (years)	4
Cumulative Investment to Reach Value Inflection Point	$43M

Sensitivity Analysis

By adjusting key variables +/- 20%, Amarantus can observe the impact on the asset rNPV


Sensitivity Analysis
(U.S. Only)
Value
$40,000,000
$30,000,000
$20,000,000
$10,000,000
$0
($10,000,000)
($20,000,000)
($30,000,000)
$5,614,481
Revenue
R&D
Commercial
cPOS
Discount Rate
20% Increase
Base Case
20% Decrease

- Revenue and costs have the greatest impact on the rNPV, whereas cPOS and discount rate have a minimal impact

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Priority Review Voucher

Amarantus BioSciences

Destum calculated the rNPV assuming a PRV was granted to Cutanogen upon FDA approval

Recent PRV Transactions:

Date	Seller	Buyer	Total Paid (USD MM)
Apr-18	Spark Therapeutics	Jazz Pharmaceuticals	110
Dec-17	Ultragenyx	Novartis	130
Nov-17	BioMarin	Undisclosed	125
		Average	**122**

- ESS will be eligible to receive a priority review voucher (PRV) should the FDA deem pediatric, severe full-thickness burns, under Section 529, a Rare-Pediatric Disease
- Destum assumes the PRV would be sold upon receipt in H1 2023 for $122 million, contingent on FDA approval
    - This represents a PRV Net Present Value of $29.3M
- The deal structure is assumed to be entirely upfront, included as taxable income and not to be effected by cost margins

Executive Summary

Revenue and clinical costs impact the value of ESS significantly due to its proximity to launch

Forecast:

- Engineered Skin Substitute (ESS) is projected to launch in 2023 following Phase 3 clinical trials in both adults and children
- ESS is expected to generate revenue for twelve (12) years, reaching peak annual net revenue of $102M
- Although competition is expected to enter the market, we do not anticipate any product substantially impacting sales

Value:

- Retaining and developing ESS internally to realize a near-term value inflection following Phase 3 completions:
  - $43M spend is required to realize value inflection – value increase from $5.6M to $69M in the U.S.
- Possibility of receiving a Priority Review Voucher (PRV) represents significant value contribution to ESS
  - Net Present Value (NPV) of receiving a PRV after FDA approval (H1 2023) is $29M

ESS Value Allocation


U.S.
EMEA
APAC
PRV
13%
11%
5%
70%
$41.7M

ESS Global Value	
Source	**H1 2018**
U.S.	$5.6M
EMEA	$4.6M
APAC	$2.2M
PRV	$29.3M
Total	**$41.7M**



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